Exhibit 4.D
THIRD AMENDMENT TO CREDIT AGREEMENT
THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) dated as of January 9, 2015 (the “Third Amendment Effective Date”) is entered into among Mentor Graphics Corporation, an Oregon corporation (the “Company”), the Banks party hereto and Bank of America, N.A., as administrative agent (the “Agent”) for the Banks. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).
RECITALS
WHEREAS, the Company, the Banks and the Agent have entered into that certain Credit Agreement dated as of April 26, 2011 (as amended by that certain First Amendment to Credit Agreement dated as of May 24, 2013, as amended by that certain Second Amendment to Credit Agreement dated as of September 30, 2013 and as further amended or modified from time to time, the “Credit Agreement”);
WHEREAS, the Company has requested that the Banks amend the Credit Agreement as set forth below;
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Amendments.
(a)    The cover page of the Credit Agreement is hereby amended by replacing “Book Manager” with “Bookrunner”.
(b)    The definition of “Arranger” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and bookrunner.
(c)    The definition of “Cash Acquisition Basket” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Cash Acquisition Basket” means (i) with respect to the Company’s 2015 fiscal year, $150,000,000 and (ii) with respect to any subsequent fiscal year of the Company, $100,000,000, plus the unused portion of the Cash Acquisition Basket in respect of all prior fiscal years; provided that in no case shall the aggregate amount of the Cash Acquisition Basket for any fiscal year exceed $150,000,000.
(d)    The definition of “FATCA” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“FATCA” means Sections 1471 through 1474 of the Code, as of the Third Amendment Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations promulgated thereunder or official interpretations thereof and any agreement entered into pursuant thereto (including any intergovernmental agreements).
(e)    The definition of “OFAC” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
(f)    The definition of “Offshore Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Offshore Rate” means:
(a)    for any Interest Period with respect to an Offshore Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate approved by the Agent, in each such case as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) (in each such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m., London time, determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;
provided that (i) to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Agent and (ii) if the Offshore Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
(g)    The definition of “Revolving Termination Date” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Revolving Termination Date” means the earlier to occur of:
(a)    January 9, 2020; and
(b)    the date on which the Commitments terminate in accordance with the provisions of this Agreement.
(h)    The definition of “Taxes” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Taxes” means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, (i) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), (x) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the

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Agent, as the case may be, is organized or maintains a lending office or (y) that are Other Connection Taxes, (ii) any branch profits taxes imposed by the United States, (iii) any withholding tax that is in effect and would apply to a payment to such Bank or the Agent at the time such Person becomes a party to this Agreement (except, in the case of an assignment, to the extent such Person’s assignor was entitled, at the time of such assignment, to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 3.01), (iv) any tax that would not have been imposed but for the failure of a Bank to comply with the certification requirements described in Section 10.07 (unless such failure results from a change in applicable law after the date on which such Bank becomes a party to this Agreement, which precludes such Bank from satisfying any such requirements or otherwise from qualifying for a reduction in or exemption from such withholding tax) and (v) any U.S. federal withholding tax imposed under FATCA.
(i)    Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of “Further Taxes” therein.
(j)    Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction applicable to the Company or its Subsidiaries.
“Other Connection Taxes” means respect to each Bank and the Agent, Taxes imposed as a result of a present or former connection between such Bank or the Agent and the jurisdiction imposing such Tax (other than connections arising from such Bank or the Agent having executed, delivered, become a part to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Sanction(s)” means any sanction administered or enforced by the Sanctions Jurisdictions or other relevant sanctions authority recognized by the Sanctions Jurisdictions.
“Sanctions Jurisdictions” means United States Government, including OFAC, the United Nations Security Council, the European Union and Her Majesty’s Treasury (“HMT”).
“Third Amendment” means that certain Third Amendment to Credit Agreement, dated as of the Third Amendment Effective Date, by and among the Company, the Banks party thereto and the Agent.
“Third Amendment Effective Date” means January 9, 2015.
(k)    Section 3.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
3.01 Taxes.
(a)    Any and all payments by the Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law. If any applicable laws (as determined in the good faith discretion of the Company or the Agent, as applicable) require the

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deduction or withholding of Taxes from any such payment by the Company or the Agent, then the Company or the Agent shall be entitled to make such deduction or withholding.

(b)    (i)    If the Company or the Agent shall be required by the Code to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

(A)    the sum payable by the Company shall be increased as necessary so that, after making all such deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(B)    the Agent shall make all required deductions and withholdings; and

(C)    the Agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with the Code.

(ii)    If the Company or the Agent shall be required by any law other than the Code to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

(A)    the sum payable by the Company shall be increased as necessary so that, after making all such deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(B)    the Company or the Agent, as applicable, shall make all required deductions and withholdings; and

(C)    the Company or the Agent, as applicable, shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(c)    The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of (i) Taxes and (ii) Other Taxes payable or paid by such Bank or the Agent or required to be deducted or withheld from a payment to such Bank or the Agent, and any liability (including penalties, interest, additions to tax and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. The Company shall indemnify the Agent for any amount which a Bank for any reason fails to pay indefeasibly to the Agent as required pursuant to Section 10.07(f). To the extent that the Company pays an amount to the Agent pursuant to the preceding sentence with respect to taxes described in clauses (i) through (v) of the definition “Taxes,” the applicable Bank shall indemnify the Company for such taxes. Payment under this indemnification shall be made within 30 days after the date the Bank, the Agent or the Company, applicable, makes written demand therefor.

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(d)    Within 30 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to such Bank or the Agent.

(e)    If the Company is required to pay any amount to any Bank or the Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

(f)    For purposes of determining withholding taxes imposed under FATCA, from and after the Third Amendment Effective Date, the Company and the Agent shall treat (and the Banks hereby authorize the Agent to treat) the Obligations as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(l)    Clause (x) and (y) of Section 3.03(a)(ii) of the Credit Agreement are hereby amended and restated in their entirety as follows:
(x) indemnified Taxes or Other Taxes covered by Section 3.01 and (y) taxes described in clauses (i) through (v) of the definition of “Taxes”
(m)    Section 5.20(b)(iv) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(iv)    an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions applicable to the Company or its Subsidiaries, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority recognized by the Sanctions Jurisdictions or (iii) located, organized or resident in a Designated Jurisdiction.
(n)    Article V of the Credit Agreement is hereby amended by inserting the following new Section 5.21 immediately after Section 5.20 thereof:
5.21    Anti-Corruption Laws.
The Company and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions that is applicable to the Company and its Subsidiaries and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(o)    Article VI of the Credit Agreement is hereby amended by inserting the following new Section 6.14 immediately after Section 6.13 thereof:
6.14    Anti-Corruption Laws.
The Company shall, and shall cause each Subsidiary to, conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions that

THIRD AMENDMENT TO CREDIT AGREEMENT
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is applicable to the Company and its Subsidiaries and maintain policies and procedures designed to promote and achieve compliance with such laws.
(p)    Section 7.04(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(d)    Investments incurred in order to consummate Acquisitions otherwise permitted hereunder, provided that (i) the Net Cash Consideration (if any) given for any such Acquisition, together with the Net Cash Consideration given for all prior Acquisitions consummated by the Company and its Subsidiaries (A) in any fiscal year shall not exceed the Cash Acquisition Basket for such fiscal year and (B) after the Third Amendment Effective Date and permitted under this Section 7.04(d) shall not exceed $400,000,000; (ii) such Acquisitions are undertaken in accordance with all applicable Requirements of Law; and (iii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained, provided that notwithstanding this clause (iii), if all of the consideration given for any such Acquisition is common stock of the Company or any Subsidiary, then the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree shall not be required hereby;
(q)    Article VII of the Credit Agreement is hereby amended by inserting the following new Sections 7.17 and 7.18 immediately after Section 7.16 thereof:
7.17    Sanctions.
The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available such Loan or the proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Bank, Arranger, Agent, or otherwise) of Sanctions.
7.18    Anti-Corruption Laws.
The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions applicable to the Company and its Subsidiaries.

(r)    Section 9.08 of the Credit Agreement is hereby amended by replacing “Sole Book Manager” with “Sole Bookrunner”.
(s)    The last sentence of Section 10.06(e) of the Credit Agreement is hereby amended in its entirety as follows:
A Participant shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant complies with Section 10.07 as though it were a Bank.
(t)    Section 10.07 of the Credit Agreement is hereby amended by inserting “or W-8BEN-E, as applicable,” immediately after each reference to “IRS Form W-8BEN” therein.

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(u)    Section 10.07(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(e)    If any Bank or the Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, such Bank or the Agent shall deliver to the Agent and the Company, as applicable, two properly completed and executed copies of IRS Form W-9 or such other documentation or information prescribed by applicable law or reasonably requested by the Agent or the Company as will enable the Agent or the Company, as the case may be, to determine whether or not such Bank or the Agent is subject to backup withholding or information reporting requirements.
(v)    Section 10.17 of the Credit Agreement is hereby amended and restated in its entirety as follows:
10.17    Governing Law and Jurisdiction.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY BANK OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(c)    WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(v)    Article X of the Credit Agreement is hereby amended by inserting the following new Section 10.26 immediately after Section 10.25 thereof:
10.26    Designation as Senior Debt.
For purposes of clarification, the Company hereby designates this Agreement and the Obligations hereunder as “Designated Senior Debt” (as defined in the indenture evidencing the Subordinated Convertible Debentures).

2.    Condition Precedent. This Agreement shall be effective upon the satisfaction of the following conditions precedent:
(a)    Counterparts of Third Amendment. The Agent shall have received counterparts of this Agreement, which collectively shall have been duly executed on behalf of the Company, each Bank and the Agent.
(b)    Resolutions; Incumbency; Organization Documents; Good Standing. The Agent shall have received a certificate of the Secretary or Assistant Secretary of each Loan Party certifying as of the Third Amendment Effective Date: (i) copies of the resolutions of the board of directors of each Loan Party authorizing the transactions contemplated hereby; (ii) the names and true signatures of the officers of each Loan Party authorized to execute and deliver this Agreement, and all other Loan Documents to be delivered by it hereunder; (iii) with respect to each Loan Party, either (A) the articles of incorporation and the bylaws of such Loan Party as in effect on the Third Amendment Effective Date or (B) a certification that the articles of incorporation and the bylaws of such Loan Party have not changed since the date of the prior delivery of such articles of incorporation and such bylaws to the Agent; and (iv) a status certificate for each Loan Party from the Secretary of State of its jurisdiction of organization, in each case, as of a recent date, together with a bring-down certificate by facsimile, dated on or about the Third Amendment Effective Date.
(c)    Legal Opinions. The Agent shall have received legal opinions of (i) Dean Freed, Vice President and General Counsel of the Company and (ii) Latham & Watkins LLP, each in form and substance reasonably satisfactory to the Agent and its legal counsel and addressed to the Agent and the Banks.

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(d)    Officer’s Certificate. The Agent shall have received a certificate signed by a Responsible Officer, dated as of the Third Amendment Effective Date, certifying that (i) the representations and warranties contained in Article V of the Credit Agreement (as amended by this Agreement) are true and correct in all material respects on and as of the Third Amendment Effective Date, as though made on and as of the Third Amendment Effective Date); provided that, if a representation and warranty is generally qualified as to materiality, with respect to such representation and warranty the materiality qualifier set forth above shall be disregarded, (ii) no Default or Event of Default exists or shall result from entering into this Agreement and (iii) there has occurred since January 31, 2014, no event or circumstance that has resulted or is reasonably expected to result in a Material Adverse Effect.
(e)    Fees. Receipt by the Agent and the Banks of any fees required to be paid on or before the Third Amendment Effective Date.
(f)    Attorney Costs. The Company shall have paid all reasonable fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to the Third Amendment Effective Date.
3.    Miscellaneous.
(a)    Except as otherwise modified by this Agreement, the Credit Agreement and the obligations of the Company thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms. This Agreement is a Loan Document.
(b)    The Company hereby represents and warrants as follows:
(i)    The Company has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.
(ii)    This Agreement has been duly executed and delivered by the Company and constitutes the Company’s legal, valid and binding obligations, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws affecting the enforcement of creditors’ rights or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(iii)    No consent, approval, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by the Company of this Agreement.
(iv)    The execution, delivery and performance by the Company of this Agreement do not and will not conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject, except where such conflict, breach, contravention or creation is not reasonably expected to have a Material Adverse Effect.
(c)    The Company represents and warrants to the Banks that after giving effect to this Agreement (i) the representations and warranties set forth in Article V of the Credit Agreement and in each other Loan Document are true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such earlier date; provided

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that, if a representation and warranty is generally qualified as to materiality, with respect to such representation and warranty the applicable materiality qualifier set forth above shall be disregarded for purposes of this Section 3(c) and (ii) no Default or Event of Default exists or shall result from entering into this Agreement.
(d)    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopy or electronic mail shall be effective as an original and shall constitute a representation that an executed original shall be delivered.
(e)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:	MENTOR GRAPHICS CORPORATION By: /S/ Dean Freed Name: Dean Freed Title: Vice President and General Counsel

By: /S/ Ethan Manuel Name: Ethan Manuel Title: Treasurer

AGENT:	BANK OF AMERICA, N.A., as Agent By: /S/ Erik M. Truette Name: Erik M. Truette Title: Assistant Vice President
BANKS:	BANK OF AMERICA, N.A., as a Bank By: /S/ Mukesh Singh Name: Mukesh Singh Title: Vice President
BANKS:	HSBC Bank USA, National Association, as a Bank By: /S/ Mike A. Mitchell Name: Mike A. Mitchell Title: Vice President

BANKS:	U.S. BANK NATIONAL ASSOCIATION, as a Bank By: /S/ Magnus McDowell Name: Magnus McDowell Title: Vice President

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BANKS:	CITIBANK, N.A., as a Bank By: /S/ Sean Klimchalk Name: Sean Klimchalk Title: Vice President and Director

BANKS:	KEYBANK NATIONAL ASSOCIATION, as a Bank By: /S/ Geoff Smith Name: Geoff Smith Title: Senior Vice President

THIRD AMENDMENT TO CREDIT AGREEMENT
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